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                                                                   Exhibit 10.14
                                                                   -------------




                                                Hoechst Celanese Corporation
                                                Route 202-206
                                                P.O. Box 2500
                                                Somerville, NJ 08876-1258


                                                April 9, 1997

Mr. Harry R. Benz
Senior Vice President &
  Chief Financial Officer
Hoechst Celanese Corporation
Route 202-206
P.O. Box 2500
Somerville, NJ 08876-1258

Dear Harry:

     This letter will summarize our mutual agreement regarding your employment with Hoechst Celanese Corporation.

1. You have agreed to continue in your position as Senior Vice President & Chief Financial Officer until your eventual retirement from the Company.
     [                                *                                      ]
     However, you have not decided upon any specific retirement date at this time.

2. Effective March 1, 1997, your base salary, on an annualized basis, was increased to $400,000 per year.

3. At the end of 1997, you will receive a bonus equal to $10,000 for each full week (partial weeks will be pro-rated) that you actually worked during 1997. Weeks of vacation will not be included in your bonus calculation unless certain mutually-agreed upon objectives involving the Shell litigation are met. If these objectives are met, then you will also be paid $10,000 per week for your weeks of vacation in 1997. This special bonus will not be included in the calculations of your pension benefit under the Hoechst Celanese Retirement Plan and the Hoechst Celanese Executive Pension Plan. You may expect this bonus will be paid to you in early 1998.

* The Company has omitted, pursuant to a request to the Securities and Exchange Commission (the "Commission") for confidential treatment, this portion of this letter agreement (hereinafter called the "Confidential Portion") and filed such Confidential Portion separately with the Commission.



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4.  You will continue in the Company's Long-Term Incentive Plan and you will be entitled to a payout from that Plan following your retirement.

5. Upon retirement, you will be eligible for the Company's Executive Retiree Medical Plan.

6. For a two-year period after your retirement, to the extent that Hoechst Celanese Corporation, Hoechst Corporation or any of its affiliates continues to maintain chauffeur services, you will be provided, on request, with such chauffeur services.

7. In the event that you relocate within the two-year period following your retirement, your relocation will be covered by the Company's Executive Committee Relocation Plan. This Plan includes home sale assistance, Guaranteed Price protection for the sale of your existing residence and shipment of household goods to a retirement location.

        We very much appreciate your willingness to continue your employment with the Company and, personally, I am pleased that we will continue to work together. On behalf of the Company, let me thank you for your many contributions to the success of the entire Hoechst organization.

                                 Sincerely,


                                 HOECHST CELANESE CORPORATION

                                 By:  /s/ Thomas F. Kennedy
                                     --------------------------------
                                     Thomas F. Kennedy


/s/ Harry R. Benz
April 10, 1997